                                                                             Exhibit 99.1

CBRL GROUP, INC.                                                          POST OFFICE BOX 787
                                                   LEBANON, TENNESSEE
                                                                                        37088-0787

Investor Contact:    Diana S. Wynne
           Senior Vice President, Corporate Affairs
           (615) 443-9837

Media Contact:   Julie K. Davis
          Director, Corporate Communications
          (615) 443-9266

CBRL GROUP REPORTS FEBRUARY COMPARABLE STORE SALES

LEBANON, Tenn. (February 27, 2007) -- CBRL Group, Inc. (“CBRL” or the “Company”) (Nasdaq: CBRL) today reported comparable store sales for its Cracker Barrel Old Country Store® (“Cracker Barrel”) restaurants and gift shops for the four-week period ending Friday, February 23, 2007.

•	Comparable store restaurant sales were down 1.3% from the comparable period last year. The average check increased approximately 1.2% including 1.5% higher average menu pricing.
•	Comparable store retail sales were up 1.5%.

The Company noted that comparable store restaurant and retail sales in fiscal February were unfavorably affected by an estimated net effect of approximately 1.5 to 2%, and 3 to 3.5%, respectively, each as a result of winter weather more severe this year than last year. The Company also estimated that comparable store retail sales were unfavorably affected by approximately 0.5 to 1% as a result of a shift in timing of a Porch Sale clearance event in one of the Company’s regions.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 555 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states.
CBRL-F

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